SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):  August 12, 1997


                               CAPITAL BANCORP
           (Exact name of Registrant as specified in its charter)


           Florida                2-26080                 59-2160717
         (State of          (Commission File No.)      (IRS Employer
       Incorporation)                                Identification No.)


                 1221 Brickell Avenue, Miami, Florida 33131
        (Address of principal executive offices, including zip code)


      Registrant's telephone number, including area code:  (305) 536-1500


                               Not Applicable
         (Former name or former address, if changed since last report)



          ITEM 5.  OTHER EVENTS.

                    On August 12, 1997, Capital Bancorp ("Bancorp") and Union Planters Corporation ("UPC") entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Bancorp will be acquired by UPC. In accordance with the terms of the Agreement, UPC will acquire Bancorp pursuant to the merger (the "Merger") of Bancorp with a newly-formed, wholly-owned subsidiary of UPC, to be organized under the laws of the State of Florida. Bancorp will be the surviving entity resulting from the Merger.

                    Upon consummation of the Merger, each share of common stock of Bancorp ("Bancorp Common Stock") (excluding shares held by Bancorp, UPC, or any of their respective subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the effective time of the Merger (as defined in the Agreement, the "Effective Time") shall cease to be outstanding and shall be converted into .8525 shares (subject to possible adjustment as described below, the "Exchange Ratio") of common stock of UPC, together with associated preferred stock purchase rights (collectively, "UPC Common Stock").

                    In addition, at the Effective Time, all rights with respect to Bancorp Common Stock, pursuant to stock options, stock appreciation rights, or other rights granted by Bancorp under the existing stock plans of Bancorp, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock on a basis that reflects the Exchange Ratio. In addition, subject to certain conditions set forth in the Agreement, each holder of outstanding stock options which are not "incentive stock options" of Bancorp may elect to convert all or a portion of such options which have not expired prior to the Effective Time into the right to receive such number of shares of UPC Common Stock (valued at the Average Closing Price (as defined in the Agreement)) as are equal in value to the excess of (i) the product of the number of shares of Bancorp Common Stock subject to such option times the Exchange Ratio times the Average Closing Price (as defined in the Agreement) of UPC Common Stock, over (ii) the product of (a) the exercise price per share of Bancorp Common Stock subject to such option and (b) the number of shares of Bancorp Common Stock subject to such option.

                    The Merger is intended to constitute a tax-free transaction under the Internal Revenue Code of 1986, as amended, and be accounted for as a pooling of interests.

                    Consummation of the Merger is subject to various conditions, including: (i) receipt of the approval by the shareholders of Bancorp of the Agreement and the Merger as required under applicable law and the Agreement; (ii) receipt of certain regulatory approvals from the Board of Governors of the Federal Reserve System and other applicable regulatory authorities; (iii) receipt of an opinion of counsel as to the tax-free nature of the Merger; (iv) receipt of a letter from Price Waterhouse LLP, UPC's independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment; and (v) satisfaction of certain other customary conditions.

                    In addition, UPC can terminate the Agreement at any time before September 12, 1997 under certain specified circumstances set forth in the Agreement based upon a due diligence investigation of Bancorp.

                    In addition to certain other termination rights of Bancorp and UPC set forth in the Agreement, Bancorp has the right to terminate the Agreement if the Average Closing Price of UPC Common Stock (i) is less than 80% of the Starting Price (as defined in the Agreement) and (ii) reflects a decline, on the Determination Date (as defined in the Agreement), of more than 15% below a weighted index of the stock prices of a group of bank holding companies designated in the Agreement. In the event that Bancorp gives notice of its intention to terminate the Agreement based on such provision, UPC has the right, within five (5) days of UPC'S receipt of such notice, to elect to adjust the Exchange Ratio in accordance with the terms of the Agreement, and thereby eliminate Bancorp's right to terminate the Agreement under such provision.

                    In connection with executing the Agreement, UPC and Bancorp entered into a stock option agreement (the "Stock Option Agreement") pursuant to which Bancorp granted to UPC an option to purchase, subject to certain limitations, up to 1,510,500 shares of Bancorp Common Stock (representing 19.9% of the issued and outstanding shares of Bancorp Common Stock without giving effect to the exercise of the option), at a purchase price of $40.50 per share, upon certain terms and in accordance with certain conditions. Under the terms of the Stock Option Agreement, the Total Profit (as defined in the Stock Option Agreement) and the Notional Total Profit (as defined in the Stock Option Agreement) that a holder may realize, including UPC, under the Stock Option Agreement may not exceed $18.0 million.

                    In addition, each of the directors of Bancorp has entered into an agreement with UPC wherein such directors have agreed, as individual shareholders, to vote his or her shares of Bancorp Common Stock in favor of the Merger.

                    For additional information regarding the Agreement and the Stock Option Agreement, please refer to the copies of those documents which are incorporated herein by reference and included as Exhibits to this Current Report on Form 8-K. The foregoing discussion is qualified in its entirety by reference to such documents.

          ITEM 7.   FINANCIAL STATEMENT AND EXHIBITS.

                    (c) The following Exhibits are filed with this Current Report on Form 8-K:

          Exhibit
          Number                   Description
          -------                  -----------
            2.1 Agreement and Plan of Merger, dated as of August 12, 1997, by and between Union Planters Corporation and Capital Bancorp.

            2.2 Stock Option Agreement, dated as of August 12, 1997, by and between Capital Bancorp and Union Planters Corporation

            99      Press Release of Capital Bancorp, dated August 13,
                    1997.



                                     SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

          Dated:  August 22, 1997


                                   CAPITAL BANCORP

                                   By:/s/ Lucious T. Harris
                                      _____________________________
                                      Lucious T. Harris, Senior
                                      Vice President and Treasurer